Exhibit 10.6

WAIVER AND AMENDMENT

Dated 3.7.2024

TO

THE FACILITY AGREEMENT DATED 19.1.2022

(as amended on 25.4.2022 and as further amended from time to time)

By and Among

1.	Gauzy Ltd., a private company incorporated and registered in accordance with the laws of the State of Israel, company number 514335967 (“Gauzy”);

2.	Vision Lite, société par actions simpliféé (“Vision Lite”, and, together with Gauzy, the “Borrowers”);

3.	Klirmark Capital 3 Ltd. (as Lender);

4.	Davidson & W Technology Growth Cayman Limited Partnership, as Lender and as Facility Agent); and

5.	Klirmark Capital 3 Ltd. (as Facility Agent);

Reference is made to that certain Facility Agreement dated 19.1.2022 by and among Gauzy, the Lenders and Facility Agents, as amended on 25.4.2022 by the Borrowers, Lenders and Facility Agents (as may be amended from time to time, the “Facility Agreement”).

The Borrowers have requested that the Finance Parties agree to the postponement of the principal payments on account of the Gauzy Loan and the Vision Lite Loan due to be paid on the Principal Payment Date occurring on 30.6.2023, and the Finance Parties have agreed to such request, subject to the conditions set forth herein, which shall constitute an amendment of the Facility Agreement.

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	This Waiver and Amendment Agreement shall constitute an integral part of the Facility Agreement, and the provisions of the Facility Agreement shall be deemed to be included in this Waiver and Amendment, and continue to apply to the parties, subject only to the express provisions of this Waiver and Amendment.

1.2	Words and expressions used in this Waiver and Amendment shall have the same meanings as in the Facility Agreement.

1.3	This Waiver and Amendment is a Finance Document.

2	Amendments to the Facility agreement

2.1	Notwithstanding the provisions of Section 5.2 of the Facility Agreement: (a) the Borrowers shall not be required to repay the respective instalments under the Gauzy Loan and the Vision Lite Loan due on the Principal Payment Date occurring on 30.6.2023 (for each Borrower, respectively, the “Postponed Principal Instalment”), and (b) on the Principal Payment Date occurring on 30.9.2023, each of the Borrowers shall repay, in addition of the principal instalment due on such date, its Postponed Principal Instalment, on account of the principal amounts of the Gauzy Loan and the Vision Lite Loan, respectively, so that the aggregate principal amount to be repaid on 30.9.2023 shall equal principal amounts payable on each of the Gauzy Loan and the Vision Lite Loan, respectively, on 30.6.2023 and 30.9.2023 in accordance with the repayment schedule provided to Gauzy by the Finance Parties (being USD 4,050,000 on account of the Gauzy Loan and USD 1,350,000 on account of the Vision Lite Loan).

For the avoidance of doubt, payment of Interest due on the Interest Payment Date occurring on 30.6.2023 on the Gauzy Loan and on the Vision Lite Loan pursuant to Section 5.1 of the Facility Agreement, as well as Agency Fees payable on the Gauzy Loan pursuant to Section 20.2 of the Facility Agreement due on such Interest Payment Date, shall be paid by the relevant Borrower on such Interest Payment Date.

2.2	As of the Interest Period commencing on 1.7.2023, and until the full and final discharge of the Secured Obligations, the Interest Rate applicable to the Gauzy Loan shall be 11.5% per annum, and the Interest Rate applicable to the Vision Lite Loan shall be 12.5% per annum.

2.3	In addition to the Interest as set forth in the Facility Agreement and as amended by Section 2.2 hereof, the Postponed Principal Instalment shall bear an additional interest at the rate of 2% per annum, to be paid by each Borrower, respectively, on the Interest Payment Date occurring on 30.9.2023.

2.4	Whenever the Borrowers discharge the Secured Obligations in full, each Lender shall be entitled to demand the payment of up to 50% of its share in the additional consideration payable pursuant to Section 21 of the Facility Agreement, up to an aggregate amount (for all Lenders) of US Dollars 1,500,000, on account of the additional consideration which will be payable to such Lender pursuant to the provisions of Section 21 of the Facility Agreement.

2.5	Until no later than 31.7.2023, Gauzy shall deliver to the Finance Parties a written commitment of any investor (including its existing shareholders, or any of them or any other investor making such commitment), in form and substance acceptable to the Finance Parties, to invest in the share capital of Gauzy, or to extend to it Shareholder Loans (which shall be subordinated to the Secured Obligations pursuant to the provisions of the Finance Documents), no later than 30.9.2023, in an amount of US Dollars 10,000,000, less any amount invested in the share capital of Gauzy or extended to it as such Shareholder Loans by third parties until such date.

3	Representations of the Borrowers

Each Borrower hereby confirms its representations and warranties as follows:

3.1	Each Borrower has all legal capacity, authority and rights to engage under this Waiver and Amendment and to fulfill all provisions and conditions thereof.

3.2	Each Borrower has obtained all consents, permits, licenses and approvals required by applicable law (including in accordance with its incorporation documents and applicable law), in connection with its execution and performance under the Finance Documents and, in addition, and have fulfilled all of its obligations and conditions in accordance with such consents, permits, licenses and approvals, which are in full force and effect (and no event has occurred that may constitute breach and/or impact their validity), and no other consents, permits and/or approvals are necessary under applicable law, in Israel, France or elsewhere, and/or under its incorporation documents, for purpose of implementing or consummating any of the actions or transactions required by the Company or Vision Lite according to this Waiver and Amendment and the other Finance Documents and/or to grant binding effect and enforceability to the legal results deriving from the Finance Documents.

3.3	Each of the Finance Documents constitutes a lawful, effective, valid, binding and enforceable obligation of the Company and Vision Lite, respectively, according to their terms and conditions.

3.4	The entry of the Company and Vision Lite into this Waiver and Amendment, and fulfillment of the obligation contained in it: (a) do not contradict provisions of law applicable to the Company or Vision Lite; (b) do not and shall not cause breach of any contract, document or undertaking of the Company or Vision Lite; (c) do not and shall not constitute breach and/or deviation from any provision of the incorporation documents and/or resolutions of the authorized organs of the Company or of Vision Lite; and (d) shall not cause imposing or exercising any Pledges on any asset or right of the Company and/or Vision Lite.

3.5	There is no Default outstanding and no Default is reasonably likely to occur immediately following the execution of this Waiver and Amendment.

4	expenses

Gauzy shall pay or reimburse the Finance Parties all costs and expenses (including all professional fees) reasonably incurred by them in connection with the preparation of this Waiver and Amendment in the amount of NIS 5000 plus VAT.

5	Counterparts

This Waiver and Amendment may be executed in any number of counterparts, each of which shall constitute an original but which together shall constitute one and the same instrument.

6	RATIFICATION

Subject to the modifications contained in this Waiver and Amendment, the Facility Agreement remains in full force and effect.

THIS WAIVER AND AMENDMENT has been executed and delivered on the date first specified above.

Signature Page of Waiver and Amendment dated _____________

Gauzy Ltd.	Vision Lite, société par actions simpliféé

/s/ Eyal Peso	/s/ Eyal Peso

/s/ Meir Peleg

Davidson & W Technology Growth	Klirmark Opportunity Fund III, LP
Cayman Limited Partnership
/s/ Klirmark Opprtunity Fund, III, L.P.
/s/ Davidson
	By:	Klirmark Fund III (G.P.) L.P.
Klirmark Capital 3 Ltd.
	By:	Klirmark Fund 3 General Partner LTD
/s/ Klirmark Capital 3 Ltd.

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